UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PharmaNetics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHARMANETICS, INC.

9401 Globe Center Drive

Morrisville, North Carolina 27560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2003

TO THE SHAREHOLDERS OF

PHARMANETICS, INC.

The Annual Meeting of Shareholders of PharmaNetics, Inc. (the “Company”) will be held at the Company’s offices located at 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina on Thursday May 8, 2003, at 10:30 a.m. for the following purposes:

1.	To elect a board of directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2003; and

3.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

The foregoing items are more fully described in the attached Proxy Statement.

The Board of Directors has fixed the close of business on March 19, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. You may attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting, even if you returned a proxy.

The Company’s Proxy Statement and proxy are submitted herewith along with the Company’s Annual Report for the year ended December 31, 2002.

IMPORTANT—YOUR PROXY IS ENCLOSED

Whether or not you plan to attend the meeting, please execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

JOHN P. FUNKHOUSER,

President and Chief Executive Officer

Morrisville, North Carolina

April 3, 2003

PHARMANETICS, INC.

9401 Globe Center Drive

Morrisville, North Carolina 27560

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 8, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of PharmaNetics, Inc., a North Carolina corporation (the “Company”), for use at our Annual Meeting of Shareholders to be held at 9401 Globe Center Drive, Morrisville, North Carolina, at 10:30 a.m. on Thursday, May 8, 2003, and any adjournments thereof (the “Meeting”). We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of our principal executive offices is 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina 27560. Copies of this Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 3, 2003.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by giving a later proxy or written notice to us (Attention: Paul Storey, Secretary), or by attending the Meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted: (i) FOR the election of the nominees for director identified below; (ii) FOR ratification of the appointment of PricewaterhouseCoopers LLP, Raleigh, North Carolina, as our independent auditors for the year ending December 31, 2003; and (iii) in the discretion of the proxies with respect to any other matters properly brought before the shareholders at the Meeting.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting but will not be counted in tabulation of votes cast on proposals presented at the Meeting. While there is no definitive statutory or case law authority in North Carolina with regard to these matters, we believe that our intended treatment of abstentions and broker non-votes at the Meeting is appropriate.

Record Date

Only the holders of record of our Common Stock and Series A Preferred Stock at the close of business on the record date, March 19, 2003 (the “Record Date”), are entitled to notice of and to vote at the Meeting. On the Record Date, 9,727,872 shares of Common Stock and 81,000 shares of Series A Preferred Stock were outstanding. Shareholders will be entitled to one vote for each share of Common Stock and ten votes for each share of Series A Preferred Stock held on the Record Date.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors constituting the Board of Directors shall be no less than one and no more than nine. There are currently six directors serving on the board and the number authorized for election at the meeting is six. Therefore, six directors are to be elected to serve for one year, until the election and qualification of their successors, and it is intended that proxies, not limited to the contrary, will be voted FOR all of the management nominees named below. If any nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. It is not anticipated that any nominee listed below will be unable or will decline to serve as a director. Under our Bylaws, shareholders desiring to nominate a person for election at the Meeting were required to give notice to us by March 20, 2003. Because no timely notice has been received, shareholder nominations will not be permitted. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

Name of Nominee	Age	Director Since
John P. Funkhouser	49	1993
John K. Pirotte	53	1996
Stephen R. Puckett	50	1996
Philip R. Tracy.	61	1996
Frances L. Tuttle.	55	1999
James B. Farinholt, Jr.	68	2000

John P. Funkhouser was elected our President, Chief Executive Officer and a director in October 1993 upon the Company’s acquisition of Coeur Laboratories, Inc., which manufactures and sells disposable power injection syringes for cardiology and radiology procedures, as well as custom angiographic procedure kit manifolds (“Coeur”). Mr. Funkhouser also served as President and Chief Executive Officer of Coeur from 1992 until its sale in June 1999. Before his employment with Coeur, Mr. Funkhouser was a General Partner with Hillcrest Group, a venture capital firm, and worked for over nine years in managing venture capital portfolio companies. Mr. Funkhouser holds a B.A. from Princeton University and an M.B.A. from the University of Virginia.

John K. Pirotte is Chairman and Chief Executive Officer of CORPEX Technologies Inc., a privately held company that develops and markets surface active chemical technology, since 1990 and is President of Matrix Surface Technologies Inc., a privately held company that develops and markets mechanical surface treatment technologies, since 1997. Mr. Pirotte was also President and Chief Operating Officer of Teleion Wireless, Inc., a privately held company that develops and markets wireless data communication modules, from August 2000 to March 2002. In addition, Mr. Pirotte has operated a private investment company and was Chairman and Chief Executive Officer from 1981 until 1988 and Chief Financial Officer from 1979 to 1981 of The Aviation Group, Inc., a former NASDAQ listed company (symbol LIFT) that was acquired in 1985. He is a member of the Board of Directors of Digital Recorders, Inc. a NASDAQ listed company (symbol TBUS) that manufactures and sells advanced technology products to the transportation industry. He is a founding director of North Carolina Enterprise Corp., a venture capital fund. Mr. Pirotte holds a B.A. from Princeton University and an M.S. from New York University Graduate School of Business Administration.

Stephen R. Puckett is Chairman of the Board of Directors of MedCath Incorporated, a provider of cardiology and cardiovascular services that he founded in 1988. He also formerly served as President and Chief Executive Officer of Medcath. He is also Chairman of the Board of Orthoneuro Corporation. He has also served as Executive Vice President and Chief Operating Officer of the Charlotte Mecklenburg Hospital Authority. Mr. Puckett holds a B.S. and an M.S. in Health Management from the University of Alabama.

Philip R. Tracy was President and CEO of Burroughs-Wellcome Co., the United States subsidiary of Wellcome plc, a global pharmaceutical company, from 1989 until the acquisition of Wellcome by Glaxo plc in

1995. Prior to 1989, he served in various legal capacities with Burroughs-Wellcome, including Vice President and General Counsel. He has served on the boards of Wellcome Plc, the Pharmaceutical Research and Manufacturers of America, and the Non-Prescription Drug Manufacturers Association. He is currently Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. and serves as a venture partner with Intersouth Partners, a venture capital firm based in North Carolina. Mr. Tracy holds a B.A. from the University of Nebraska and an L.L.B. from George Washington University School of Law, and has attended the Senior Executive Program at Stanford University.

Frances L. Tuttle has served as Senior Vice President—Near Patient Testing of Bayer Diagnostics, a Business Group of the worldwide Bayer Group, since June 2000. From February 1999 to June 2000, Ms. Tuttle served as Senior Vice President—Critical Care Systems at Bayer Diagnostics. From 1979 to 1999, Ms. Tuttle served in various positions within Chiron Diagnostics, which was purchased by Bayer Diagnostics in September 1998, most recently as Senior Vice President of the Immunodiagnostics division. Ms. Tuttle holds a B.S. in accounting from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School.

James B. Farinholt, Jr. is a Managing Director of Tall Oaks Capital Partners, LLC, which manages an investment fund focused on businesses primarily in information technology and the life sciences. Mr. Farinholt retired in 2002 as Special Assistant to the President for Economic Development of Virginia Commonwealth University (“VCU”), advising on campus expansion and commercialization of scientific discoveries. He is a member of the Board of Directors of the VCU Intellectual Properties Foundation. Mr. Farinholt holds a B.S. from Hampden-Sydney College.

Board Nomination Rights

In connection with our sale of approximately $17.4 million of common stock to Bayer Diagnostics in 2001, Bayer agreed to vote its shares in accordance with the recommendation of the Company’s Board related to its slate of board nominees or related to any non-Company sponsored shareholder proposal that is opposed by the Company. In addition, the Company agreed to include in the slate of nominees recommended by the Company for election as directors of the Company at each annual meeting one person designated by Bayer and reasonably acceptable to the Company. Last year’s Board nominee designated by Bayer and approved by the Company was Frances L. Tuttle. Ms.Tuttle has been nominated by the Company again this year.

Information Concerning the Board of Directors and Committees

The business of the Company is conducted under the general management of the Board of Directors as provided by the laws of North Carolina and our Bylaws. During the year ended December 31, 2002, the Board of Directors held six formal meetings, excluding actions that were taken by unanimous written consent during the year. Each member of the board attended at least 75% of the 2002 meetings of the Board of Directors and Board committees of which he or she was a member.

The Board of Directors has an Audit Committee and a Compensation Committee. The Board has no Nominating Committee. The Audit Committee currently consists of Messrs. Pirotte, Tracy and Farinholt. The Audit Committee held five formal meetings during 2002 to discuss quarterly results and the year end audit with our auditors. The Audit Committee makes recommendations to the Board of Directors concerning its review of our internal controls and disclosure controls, our accounting system and the annual audit, and regarding the selection of and authorization for the payment of fees to our independent auditors. The Compensation Committee currently consists of Messrs. Pirotte, Puckett and Farinholt. The Compensation Committee recommends employee salaries and incentive compensation to the Board of Directors and administers our stock option plans. During 2002, the Compensation Committee held three meetings, excluding actions that were taken by unanimous written consent during the year.

Vote Required

The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the Meeting shall be elected as directors of the Company.

The Board of Directors has unanimously approved and recommends that you vote “FOR” the election of the management nominees listed above.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm PricewaterhouseCoopers LLP (“PWC”), Raleigh, North Carolina, to serve as our independent auditors for the year ending December 31, 2003, and recommends that the shareholders ratify such action. Shareholder ratification of the selection of PWC as our independent auditors is not required by our bylaws or otherwise. However, the Board is submitting the selection of PWC to our shareholders for ratification as a matter of good corporate practice. If the appointment of PWC is not ratified by the shareholders, the Board of Directors will reconsider its selection. PWC has audited our accounts since 1994 and has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of PWC are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Audit Fees

PWC billed the Company aggregate fees of $70,000 for professional services rendered for the audit of our annual financial statements for fiscal year 2002 and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2002.

All Other Fees

PWC billed the Company aggregate fees of $15,960 for professional services rendered in fiscal 2002 other than audit services and review of quarterly reports. These fees resulted primarily from services rendered for the review of our fiscal 2001 tax returns. The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of PWC independence. We did not engage PWC in fiscal 2002 to perform any services for financial information systems design or implementation.

Vote Required

The affirmative vote of the holders of a majority of the shares of our Common Stock and preferred stock present or represented and voting on this proposal at the Meeting shall constitute ratification of the appointment of PWC.

The Board of Directors has unanimously approved and recommends a vote “FOR” the ratification of the appointment of PWC as our independent auditors for the year ending December 31, 2003.

OTHER INFORMATION

Principal Shareholders

The following table sets forth certain information regarding the ownership of shares of our Common Stock and Series A Preferred Stock as of the Record Date by (1) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock or Series A Preferred Stock, (2) each of our current directors, (3) each of our Chief Executive Officer and current four most highly compensated executive officers other than the Chief Executive Officer whose cash compensation for the year ended December 31, 2002 exceeded $100,000 (collectively, the “Named Executive Officers”), and (4) all of our current directors and executive officers as a group. As of the Record Date, we had 9,727,872 shares of Common Stock and 81,000 shares of Series A Preferred Stock outstanding. Each share of Series A Preferred Stock is convertible into ten shares of Common Stock. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock indicated. Share ownership in the case of Common Stock includes shares issuable upon conversion of Series A Preferred Stock and upon exercise of outstanding options and warrants that may be exercised within 60 days after the Record Date for purposes of computing the percentage of Common Stock owned by such person but not for purposes of computing the percentage owned by any other person. Percentage voting power is calculated assuming the Common Stock and Series A Preferred Stock vote together as one class with each share of Common Stock entitled to one vote and each share of Series A Preferred Stock entitled to ten votes.

	Shares Beneficially Owned
	Common Stock			Series A Preferred Stock		% Total Voting Power
	Number of Shares		Percent of Class	Number of Shares	Percent of Class
Bayer Diagnostics Corporation	2,050,000		21.1%	—	—	19.5%
63 North Street
Medfield, MA 02052

Joseph H. Sherrill, Jr	609,585	(1)	7.0%	6,000	7.4%	5.7%
1510 Stickney Point Road
Sarasota, FL 34231

Salem Investment Counselors, Inc.	526,287	(2)	5.4%	—	—	5.0%
P. O. Box 25427
Winston-Salem, NC 27114

Special Situations Funds(3)	205,000	(4)	2.1%	15,500	19.1%	1.5%
153 East 53rd Street
New York, NY 10022

Elliot Bossen	139,671	(5)	1.4%	10,000	11.0%	1.1%
3100 Tower Boulevard, #1104
Durham, NC 27707

Leonardo, L.P.	279,342	(6)	2.8%	20,000	24.7%	2.3%
245 Park Avenue
New York, NY 10167

AIG Sound Shore Funds(3)	78,000	(7)	*	6,500	8.0%	*
1281 East Main Street, 3rd Floor
Stamford, CT 06902

	Shares Beneficially Owned
	Common Stock			Series A Preferred Stock		% Total Voting Power
	Number of Shares		Percent of Class	Number of Shares	Percent of Class

John P. Funkhouser	420,110	(8)	4.1%	—	—	*

Michael D. Riddle	103,001	(9)	1.0%	—	—	*

James A. McGowan	80,000	(10)	*	—	—	*

Mark X. Triscott	31,251	(11)	*	—	—	*

Stephen R. Puckett	24,000	(12)	*	—	—	*

John K. Pirotte	23,000	(12)	*	—	—	*

Philip R. Tracy	23,000	(12)	*	—	—	*

James B. Farinholt, Jr.	16,500	(13)	*	—	—	*

Frances L. Tuttle	—		—	—	—	—

All current executive officers and directors as a Group (5 directors and 5 executive officers)	743,362	(14)	7.1%	—	—	*

*	Less than one percent.
(1)	As reported in the Schedule 13G dated February 5, 2003 filed with the SEC by Joseph H. Sherrill Jr. Includes 60,000 shares of common stock issuable to Mr. Sherrill upon conversion of shares of Series A Preferred Stock and a warrant to purchase 12,000 shares of Common Stock.
(2)	As reported in the Schedule 13G dated February 12, 2003 filed with the SEC by Salem Investment Counselors, Inc. Consists of shares held by individuals who are customers or representatives (or members of a representatives’ immediate family) of Salem Investment Counselors, Inc., which disclaims beneficial ownership.
(3)	Consists of separate but affiliated limited partnerships or companies.
(4)	Consists of 155,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 50,000 shares of Common Stock issuable upon exercise of a warrant.
(5)	Consists of: (a) Common Stock of 19,671 and (b) 100,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 20,000 shares of Common Stock issuable upon exercise of a warrant.
(6)	Consists of: (a) Common Stock of 39,342 and (b) 200,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 40,000 shares of Common Stock issuable upon exercise of a warrant.
(7)	Consists of 65,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 13,000 shares of Common Stock issuable upon exercise of a warrant.
(8)	Includes 395,410 shares underlying options.
(9)	Includes 88,001 shares underlying options.
(10)	Includes 75,000 shares underlying options.
(11)	Includes 31,251 shares underlying options.
(12)	Includes 17,000 shares underlying options.
(13)	Includes 15,000 shares underlying options.
(14)	Includes shares referenced in footnotes (8) through (13).

Compensation of Executive Officers

Summary Compensation.

The following table reflects all cash and noncash compensation paid by us to the Named Executive Officers for their services in all capacities during the years ended December 31, 2002, 2001 and 2000:

	Annual Compensation			Long-Term Compensation Awards		All Other Compensation
Name and Principal Position				Options/ SARs
	Year	Salary	Bonus
John P. Funkhouser,	2002	$250,000	$30,000	238,762	(1)	$24,175	(2)
President, Chief Executive Officer	2001 2000	250,000 234,000	25,000 15,000	— —		9,375 —	(3)
Michael D. Riddle,	2002	175,000	25,000	62,973	(4)	20,738	(5)
Vice President, Sales,	2001	170,654	8,500	—		13,575	(6)
Marketing & Business Development	2000	161,400	15,000	—		1,800	(7)
James A. McGowan,	2002	200,000	35,000	—		36,505	(8)
Vice President, Chief Financial Officer,	2001	200,000	15,000	—		25,665	(9)
Chief Administrative Officer	2000	129,615	—	100,000		10,413	(10)
Mark X. Triscott (11),	2002	150,000	20,000	4,966		2,665	(12)
Vice President, Research and	2001	106,564	7,000	70,034		223	(12)
Development	2000	—	—	—		—

(1)	Does not represent a new grant, but rather an extension of the term of prior grants otherwise scheduled to expire in 2004. The exercise price of the extended options was not changed. See the table entitled “Option Grants during Year Ended December 31, 2002” on the next page of this proxy for a description of the terms of the extended options.
(2)	Consists of car allowance of $2,300 and $21,875 vesting in contributions to the Supplemental Executive Retirement Plan
(3)	Consists of vesting in contributions to the Supplemental Executive Retirement Plan
(4)	Includes options for the purchase of 22,973 shares that do not represent a new grant, but rather the extension of the term of prior grants otherwise scheduled to expire in 2004 and 2005. The exercise price of the extended options was not changed. See the table entitled “Option Grants During the Year Ended December 31, 2002” on the next page of this proxy for a description of the terms of the extended options.
(5)	Consists of car allowance of $7,800 and $12,938 vesting in contributions to the Supplemental Executive Retirement Plan
(6)	Consists of car allowance of $7,200 and $6,375 vesting in contributions to the Supplemental Executive Retirement Plan
(7)	Consists of car allowance
(8)	Consists of apartment lease of $17,040, $1,673 in 401k matching contributions, car allowance of $2,792 and $15,000 vesting in contributions to the Supplemental Executive Retirement Plan
(9)	Consists of apartment lease of $17,040, $1,125 in 401k matching contributions and $7,500 vesting in contributions to the Supplemental Executive Retirement Plan
(10)	Consists of apartment lease
(11)	Mr. Triscott joined the Company in April 2001
(12)	Consists of 401k matching contribution

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.

The following table summarizes all option grants during the year ended December 31, 2002 to the Named Executive Officers.

	Option Grants During Year Ended December 31, 2002
Name	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year 2002(1)	Exercise or Base Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
						5%		10%
John P. Funkhouser	119,616	(4)	21%	$0.79	2/3/2009	$1,640,280	(5)	$1,983,510	(5)
	119,146	(4)	21%	$0.79	9/7/2009	$1,668,410	(6)	$2,066,762	(6)
Michael D. Riddle	40,000	(7)	7%	$6.67	12/3/2012	$167,789	(8)	$425,210	(8)
	18,987	(4)	3%	$0.79	4/20/2010	$270,815	(9)	$342,746	(9)
	3,986	(4)	1%	$0.79	2/3/2009	$54,660	(10)	$66,097	(10)
Mark X. Triscott	4,966	(7)	1%	$6.00	5/7/2012	$18,739	(8)	$47,487	(8)

(1)	The total number of options granted to employees in 2002 for purposes of this table includes the extended options for Messrs. Funkhouser and Riddle as set forth beside footnotes (4) in the table. Excluding the extended options, the options granted to Messrs. Riddle and Triscott represent 15% and 2%, respectively, of the total options granted to employees in 2002.
(2)	The exercise price may be paid in cash, in shares of Common Stock with a market value as of the date of exercise equal to the option price or a combination of cash and shares of Common Stock.
(3)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall market conditions. The amounts in these columns may not necessarily be achieved.
(4)	Does not represent a new grant, but rather an extension of the term of a prior grant otherwise scheduled to expire 5 years prior to the extended expiration date set forth in the table. These options were not repriced. They retain the same exercise price, representing the fair market value on the date of grant in 1994.
(5)	This amount includes the value of the options on the date of extension, or $685,400, measured as the difference between the market value ($6.52 per share) and exercise price on the date of extension multiplied by the number of options. The balance of this amount represents the potential appreciation from the market price over the remaining exercise period (from the date the options were extended to the new expiration date).
(6)	This amount includes the value of the options on the date of extension, or $682,707, measured as the difference between the market value ($6.52 per share) and exercise price on the date of extension multiplied by the number of options. The balance of this amount represents the potential appreciation from the market price over the remaining exercise period (from the date the options were extended to the new expiration date).
(7)	These grants were made in December 2002 for Mr. Riddle and May 2002 for Mr. Triscott. Each grant becomes exercisable over four years from the date of grant, based on continued employment with us. To the extent not already exercisable, the options become fully vested by their terms upon the consummation of a merger in which we are not the surviving corporation, a transfer of all our stock, a sale of substantially all of our assets or a dissolution or liquidation of the Company, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options.
(8)	The compounding assumes a 10-year exercise period.
(9)	This amount includes the value of the options on the date of extension, or $108,796, measured as the difference between the market value ($6.52 per share) and exercise price on the date of extension multiplied by the number of options. The balance of this amount represents the potential appreciation from the market price over the remaining exercise period (from the date the options were extended to the new expiration date).
(10)	This amount includes the value of the options on the date of extension, or $22,840, measured as the difference between the market value ($6.52 per share) and exercise price on the date of extension multiplied by the number of options. The balance of this amount represents the potential appreciation from the market price over the remaining exercise period (from the date the options were extended to the new expiration date).

The following table sets forth information concerning option holdings as of December 31, 2002 by the Named Executive Officers. There were no option exercises by the Named Executive Officers in 2002.

Fiscal Year-End Option Values

	Number of Unexercised Options at December 31, 2002		Value of Unexercised In-the- Money Options at December 31, 2002(1)
Name	Exercisable(2)	Unexercisable(2)	Exercisable(2)	Unexercisable(2)
John P. Funkhouser	390,410	55,000	$1,741,062	$56,000
Michael D. Riddle	84,251	75,250	$239,707	$47,500
James A. McGowan	50,000	50,000	—	—
Mark X. Triscott	17,509	57,491	—	$4,718

(1)	Calculated by subtracting the exercise price from $6.95, the closing price of our Common Stock as reported by the Nasdaq National Market on December 31, 2002, the last business day of the fiscal year ended December 31, 2002, and multiplying the difference by the number of shares underlying each option.
(2)	The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as appropriate) of unexercisable options

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 on all our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants	Weighted-average exercise price of outstanding options or warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
1994 and 1995 Stock Option Plans	1,536,634	$6.21	193,335
Equity compensation plans not approved by shareholders:
Warrants issued to Series A preferred stock placement agent	12,000	$11.00	0

Total	1,548,634	$6.25	193,335

The warrant to purchase 12,000 shares of our common stock issued to our Series A preferred stock placement agent was not required to be, and was not, approved by our shareholders. The warrant was issued as compensation to the placement agent for our $12 million Series A preferred stock offering completed in February 2000. The warrant has standard price-based antidilution protection for issuances at less than fair market value and it expires on the earlier of February 25, 2005 or upon a change of control transaction.

Employment Contracts and Termination of Employment and Change of Control Arrangements

In the interest of promoting organizational stability in the context of a potential acquisition or change of control, we entered into a change of control agreement with Mr. Funkhouser in October 1997. Under this agreement, if Mr. Funkhouser resigns or his employment by the Company is terminated for any reason within two years following a change of control of the Company, he is entitled to receive a severance payment from the Company, payable in full and in cash within 30 days, equal to two times the total compensation paid by the Company to Mr. Funkhouser, including all wages, salary, bonuses and incentive compensation, during the twelve months preceding the year in which the severance obligation becomes payable.

Mr. McGowan has an employment arrangement whereby if he is terminated without cause, he is entitled to receive a severance payment equal to three months of his then current salary.

Supplemental Executive Retirement Plan

Effective February 21, 2001, the Company implemented a non-qualified Supplemental Executive Retirement Plan, or SERP. All executive officers of the Company are eligible for the plan. SERP Agreements have been entered into with each of Messrs. Funkhouser, Riddle and McGowan. The SERP is a non-qualified, unfunded, deferred compensation plan in which each participant’s account is represented by an unsecured promise by the Company to pay future benefits. Provided the participant continues to be a full-time employee, the Company will provide credits to each participant’s account, the timing and amount to be determined by the Board of Directors in its sole discretion. Each allocation of these credits vests ratably on a quarterly basis over a four-year period. The account balance equals the aggregate of all allocations adjusted for investment gain or loss (as determined by the return on the investments selected by the participant and approved by the Company), less any distributions made to a participant or his beneficiaries. Each participant may make investment suggestions for his account, but the investment decision for each account is in the sole discretion of the Company. Each participant, or his beneficiaries, is entitled to receive an amount equal to his vested account balance if the participant terminates employment. Each participant, or his beneficiaries, is entitled to receive an amount equal to his total account balance (vested and unvested) if: (1) the participant suffers a disability while a full-time employee of the Company (2) the participant dies while a full-time employee of the Company, or (3) the participant is a full-time employee at his normal retirement date, defined as the first day of the calendar month following the month in which the participant retires from service on or after he reaches age 65. In addition, upon a change in control during the term of a participant’s employment or up to fourteen months after termination, the participant would also receive a payment of nine times the sum of (1) all contributions made to the participant’s deferral account balance (vested and unvested and disregarding investment gains and losses) as of the date of the change of control and (2) $50,000 for Mr. Funkhouser and $30,000 for each of Mr. Riddle and Mr. McGowan. During the year ending December 31, 2002, the Board of Directors allocated to Mr. Funkhouser’s account an amount equal to 20% of his base salary, or $50,000, and to Mr. McGowan’s and Mr. Riddle’s account an amount equal to 15% of each of their base salaries, equal to $30,000 and $26,250, respectively.

Compensation of Directors

Each of the Company’s non-employee directors receives a retainer of $5,000 per year, $2,000 per Board meeting, $1,000 per committee meeting and $500 per telephonic meeting that he or she attends. In 2002, each non-employee director who is also not an affliate of the Company received a non-qualified option grant of 5,000 shares of Common Stock upon re-election to the Board. All directors are reimbursed by the Company for expenses incurred to attend Board meetings.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”), consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to the Company’s executive officers. The Committee is currently composed of Messrs. Pirotte, Puckett and Farinholt. The Committee also administers the Company’s stock plans.

Neither the material in this report nor the performance graph included in this proxy statement under the heading “—Performance Graph” (the “Performance Graph”) is soliciting material, is or will be deemed filed with the SEC or is or will be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Compensation Philosophy.    The Company’s executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company’s shareholders by basing a significant portion of an executive’s compensation on the Company’s performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by the Company’s executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options and the allocation of credits to the SERP. These compensation elements are in addition to the general benefits programs which are offered to all of the Company’s employees.

Each year, the Committee reviews the Company’s executive compensation program. In deciding base salary levels, incentive payments and granting of stock options, the Committee obtains from the Chief Executive Officer recommendations on senior executives. The Compensation Committee meets privately as necessary, without the presence of management (including the Chief Executive Officer), to determine compensation for executive officers. In reviewing recommendations, the Committee uses compensation survey data prepared by outside consultants to study the compensation packages for executives of comparable companies. The Committee assesses the competitiveness of the Company’s executive compensation program and reviews the Company’s financial, operational and overall performance for the previous fiscal year. For compensation paid to the Chief Executive Officer and other Named Executive Officers in 2002, no reference was made to the data for comparable companies included in the Performance Graph.

Each element of the Company’s executive compensation program is discussed below.

Base Salaries.    The Committee annually reviews the base salaries of the Company’s executive officers. The base salaries for the Company’s executive officers for fiscal 2002 were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company’s executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company’s historic and recent financial and operational performance and the individual’s contribution to that performance, the individual’s performance on non-financial goals and other contributions of the individual to the Company’s success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance target.

Incentive Compensation.    Cash bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company’s financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on behalf of the Company in the coming year. In 2002, the Company paid cash bonuses to its executive officers based on the achievement of Company objectives established in the beginning of 2002.

Long-Term Incentive Compensation.    The Company’s long-term incentive compensation plan includes stock plans and a supplemental executive retirement plan, or SERP. Each year the Committee considers granting awards under the Company’s stock option plan. The Committee’s decision to grant stock options is discretionary and largely determined by individual performance, strategic accomplishments, the degree to which an incentive for long-term performance would benefit the Company, as well as the number of shares and options already held by the executive officer. Option grant decisions may also be based upon outstanding individual performance, job promotions and the assumption of greater responsibility within the Company. All executives are eligible to participate in the Company’s stock plans while senior executive officers are eligible to participate in the supplemental executive retirement plan. The Company believes that placing a portion of its executives’ total compensation in the form of stock or stock options achieves three objectives. It aligns the interest of the Company’s executives directly with those of the Company’s shareholders, gives executives a significant long-term interest in the Company’s success and helps the Company retain key executives. Options generally vest over four years based on continued employment. It is the Committee’s policy to grant options at fair market value unless particular circumstances warrant otherwise.

Benefits.    The Company believes that it must offer a competitive benefits program to attract and retain key executives. During fiscal 2002, the Company provided the same medical and other benefits to its executive officers that are generally available to its other employees.

Compensation of the Chief Executive Officer.    The Chief Executive Officer’s compensation is based on the same elements and measures of performance as is the compensation for the Company’s other executive officers. The Committee approved a base salary for Mr. Funkhouser for fiscal 2002 of $250,000 and for fiscal 2003 of $280,000 based on the same factors as were considered in determining the base salaries of the other executive officers.

Section 162(m) of the Code.    It is the responsibility of the Committee to address the issues raised by Section 162(m) of the Code. This Section makes certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies. All current executive compensation is fully deductible.

Submitted by:	THE COMPENSATION COMMITTEE

Stephen R. Puckett—Chairman

John K. Pirotte

James B. Farinholt, Jr.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are currently Messrs. Pirotte, Puckett and Farinholt. Messrs. Pirotte, Puckett and Farinholt were not at any time during the fiscal year ended December 31, 2002 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Report of the Audit Committee

The Audit Committee is composed of three directors who are “independent” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ Marketplace Rules. The members also meet the independence requirements under currently proposed Nasdaq and SEC rules regarding audit committees. The Audit Committee operates under a written charter previously approved by the Board of Directors and performs the functions described therein.

The Audit Committee reviews our company’s financial reporting process on behalf of our board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and procedures for financial reporting. In this context, the audit committee met quarterly during 2002 and held discussions with management and PWC, our independent auditors, regarding these matters. Management represented to the audit committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements.

During its meetings with management and PWC, the Audit Committee reviewed and discussed, among other things:

•	the appointment of PWC as our independent auditors,

•	the impact of the Sarbanes-Oxley Act of 2002 and related corporate governance proposals, including the certifications required to be made by our Chief Executive Officer and Chief Financial Officer,

•	management evaluations of the internal controls and disclosure controls and procedures that we have adopted,

•	the annual external audit plan including risk assessments, and

•	our significant accounting policies.

The Audit Committee met in private sessions with PWC. During the private sessions, the Audit Committee confirmed that the independent auditors were satisfied with the positions taken by management in the presentation of our financial results and the independent auditors confirmed that there were no matters regarding our internal controls requiring communication to the Audit Committee under generally accepted auditing standards. In February 2003, management and PWC reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with the Audit Committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included among other things:

•	critical accounting policies and practices used in the preparation of our financial statements,

•	any significant audit adjustments proposed by the independent auditors,

•	confirmation that there were no matters of significant disagreement between management and the independent auditors during the audit, and

•	other matters required to be discussed by Statements of Auditing Standards.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2002.

The Audit Committee has also discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 90, (Audit Committee Communications). The Audit Committee has received the written disclosures and confirmation from PWC required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with PWC their independence.

Submitted by:	THE AUDIT COMMITTEE

John K. Pirotte—Chairman

James B. Farinholt, Jr.

Philip R. Tracy

The material in this proxy statement will not be deemed filed with the SEC or will be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Performance Graph

The following graph shows a comparison of cumulative total shareholder returns for the Company, the CRSP Total Market Return Index of the NASDAQ Stock Market, the CRSP NASDAQ Pharmaceutical Stocks Total Return Index and the CRSP NASDAQ Medical Devices, Instruments and Supplies Manufacturers Total Return Index. (The “CRSP” is the Center for Research in Securities Prices at the University of Chicago.)

(1)	Assumes $100 invested on January 1, 1998 in each of the Company’s Common Stock, the Nasdaq CRSP Total Market Return Index, the Nasdaq Pharmaceutical Stocks Total Return Index (the “Pharmaceutical Index”) and the NASDAQ Medical Devices, Instruments and Supplies Manufacturers Total Return Index (the “Medical Device Index”). The Company has previously used the Pharmaceutical Index as its published industry or line-of-business index for comparison purposes. The Company intends to continue to disclose comparisons with the Medical Device Index in the future. The Company believes that its business aligns with companies in both indexes. Total return assumes reinvestment of dividends.

TOTAL RETURN PERFORMANCE CALCULATION

Summary	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

NASDAQ	$100	$140.99	$261.48	$157.42	$124.89	$86.34

PHARMANETICS	$100	$62.63	$115.63	$146.88	$90.63	$86.88

PEER GROUP - PHARMA	$100	$126.94	$239.34	$298.54	$254.43	$164.38

PEER GROUP - MEDICAL DEVICE	$100	$111.33	$134.83	$139.10	$152.93	$123.78

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2002, all Section 16(a) reports were filed on a timely basis, except that Forms 5 reporting stock option grants for

Messrs. Puckett, Tracy, Pirotte, Farinholt and Triscott due on February 14, 2002 were filed on April 3, 2002, and Forms 4 for Messrs. Funkhouser and Riddle reporting the extension of options due December 19, 2002 were filed January 21, 2003.

Deadline for Receipt of Shareholder Proposals

Shareholders having proposals that they desire to present at next year’s annual meeting of shareholders of the Company should, if they desire that such proposals be included in the Company’s Proxy Statement relating to such meeting, submit such proposals in time to be received by the Company at its principal executive office in Raleigh, North Carolina, not later than December 5, 2003. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested shareholders to that Rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal at next year’s annual meeting of which the Company does not have notice prior to February 18, 2004. Proposals may be mailed to Secretary, PharmaNetics, Inc., 9401 Globe Center Drive, Suite 140, Morrisville, North Carolina 27560.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

By Order of the Board of Directors

JOHN P. FUNKHOUSER,

President and Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

PHARMANETICS, INC.

P R O X Y

9401 Globe Center Drive

Morrisville, North Carolina 27560

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 8, 2003

The undersigned hereby appoints John P. Funkhouser and Paul T. Storey, and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock and/or Series A Preferred Stock of PharmaNetics, Inc., a North Carolina corporation (the “Company”), held of record by the undersigned on March 19, 2003, at the Annual Meeting of Shareholders to be held at 9401 Globe Center Drive, Morrisville, North Carolina, on Thursday, May 8, 2003, at 10:30 a.m., or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompanying Proxy Statement.

(1)	Election of Directors:

☐	FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary)	☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

INSTRUCTION:	To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below.

John P. Funkhouser	James B. Farinholt, Jr.	John K. Pirotte
Stephen R. Puckett	Philip R. Tracy	Frances L. Tuttle

(2)	To ratify the selection of PricewaterhouseCoopers LLP as our auditors for the fiscal year ending December 31, 2003.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

(3)	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

☐ GRANT AUTHORITY	☐ WITHHOLD AUTHORITY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT’S NOMINEES FOR DIRECTOR LISTED ABOVE, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.

Signature

Please date and sign exactly as name appears on your stock certificate. Joint owners should each sign personally. Trustees, custodians, executors and others signing in a representative capacity should indicate the capacity in which they sign.

Date: , 2003

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.